Exhibit 99.1

WASHINGTON, January 15, 2004 -- The National Association of Chain Drug Stores (NACDS) and pharmacy benefit manager (PBM) Express Scripts, Inc. (NASDAQ: ESRX) today announced that they will jointly seek endorsement of a national Medicare discount card from the Centers for Medicare and Medicaid Services (CMS).

NACDS and Express Scripts said the application would be submitted by the Pharmacy Care Alliance, which is to be restructured to provide for equal control by both NACDS and Express Scripts according to a letter of intent signed yesterday.

NACDS, which represents 216 chain pharmacies operating more than 35,000 retail community pharmacies, formed the Pharmacy Care Alliance in 2002 to unite groups across the entire pharmacy community interested in educating low-income seniors about prescription drug assistance programs.

Express Scripts is one of the nation’s largest pharmacy benefit management firms. It serves more than 50 million Americans through about 16,000 client groups, including employers, managed care plans, governments and unions.

“We are coming together because we are both dedicated to making the Medicare drug discount card program work for America’s seniors. We believe the best way to do this is by being very inclusive of other organizations who share the goal of a nationwide program,” said Craig Fuller and Barrett Toan, respectively chief executives of NACDS and Express Scripts.

“NACDS is allying with Express Scripts because of its distinguishing commitment to making the use of prescription drugs safer and more affordable by aligning interests with its clients and members and relying on choice,” said Craig Fuller, president and CEO, NACDS.

“We chose to participate with NACDS so that Express Scripts could better collaborate with pharmacists, who are among the nation’s most trusted professionals, in delivering quality health care to America’s seniors,” said Barrett Toan, chairman and CEO, Express Scripts.

Although the discount card to be offered by the Pharmacy Care Alliance is still under development and promotion to seniors must await CMS endorsement and approvals, Fuller and Toan said their goal is to develop a consumer friendly product that delivers real value.

“The essence of this value will be the combination of access to more affordable medications coupled with trusted professionals – pharmacists. They provide much-needed health care guidance, serve as part of the patient’s medical support system and work in close cooperation with doctors to ensure patients are getting the most benefit from their medications,” added Fuller.

“We look forward to working together with pharmacists to lower drug costs by encouraging the use of less expensive generic drugs and lower cost brand drugs,” said Toan. He added that, as more seniors decide to use less costly drugs with the discount card, Express Scripts research shows that this can influence physicians’ overall prescribing, thus helping to lower drug costs for patients of all ages.

Toan and Fuller indicated that Express Scripts’ principal role will be to provide pharmacy benefit management services on an outsourcing basis to the Pharmacy Care Alliance, including the negotiation of discounts from individual retailers and pharmaceutical manufacturers.

Retail pharmacies, including chain and independent pharmacies – choosing to participate – will play a major role in enrollment of seniors in the discount card. The Pharmacy Care Alliance will focus its efforts on marketing and communications. Other groups, such as professional organizations, seniors groups, health plans and private industry – with an interest in serving seniors and who meet certain criteria – will have an opportunity to co-market the discount card and enroll participants.

The Pharmacy Care Alliance plans to participate actively in the development of regulations surrounding the Medicare funded drug benefit, to be implemented in 2006.

The National Association of Chain Drug Stores (NACDS) represents the nation’s leading retail chain pharmacies and suppliers, helping them better meet the changing needs of their patients and customers. Chain pharmacy operates more than 35,000 pharmacies, employs 120,000 pharmacists, fills more than 2.1 billion prescriptions yearly, and has annual sales of over $500 billion.  Other members include more than 1000 suppliers of products and services to the chain drug industry. For more information about NACDS, visit www.nacds.org.

Express Scripts provides integrated PBM services, including network pharmacy claims processing, mail pharmacy services, benefit design consultation, drug utilization review, formulary management, disease management, medical and drug data analysis services, and medical information management services. The Company also provides distribution services for specialty pharmaceuticals through its Specialty Distribution subsidiary. Express Scripts is headquartered in St. Louis, Missouri. More information can be found at http://www.express-scripts.com, which includes expanded investor information and resources.

SAFE HARBOR STATEMENT

This press release contains forward-looking statements, including, but not limited to, statements related to the (parties, ESI and NACDS) plans, objectives, expectations (financial and otherwise) or intentions. Actual results may differ significantly from those projected or suggested in any forward-looking statements. Factors that may impact these forward-looking statements include but are not limited to:

  risks associated with the inability of the parties to negotiate the terms of and execute definitive documentation incorporating the terms of the letter of intent between the parties.

  uncertainties regarding the implementation and the ultimate terms of the proposed Medicare discount card program, including the regulations implementing the discount card program.

  Risks associated with the willingness of retail pharmacies to participate in the Medicare discount card program and/or the proposed alliance program.

  risks associated with adverse economic conditions, which may result in lower rates of utilization of prescription drugs adverse results in regulatory matters, the adoption of new legislation or regulations, more aggressive enforcement of existing legislation or regulations, or a change in the interpretation of existing legislation or regulations (including, without limitation, the Compliance Guidance for Pharmaceutical Manufacturers issued by the Office of Inspector General of Health and Human Services relating to the Federal Medicare/Medicaid Anti-Kickback Statute).

  the possible loss, or adverse modification of the terms, of relationships with pharmaceutical manufacturers, or changes in pricing, discount or other practices of pharmaceutical manufacturers risks associated with the use and protection of the intellectual property to be used in connection with the proposed alliance.

  general developments in the health care industry, including the impact of increases in health care costs, changes in drug utilization and cost patterns, introductions of new drugs and conversion of prescription drugs to non-prescription (or over-the-counter) status.

  other risks described from time to time in Express Scripts filings with the SEC.

We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.